UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2016

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment and Extension of Loan and Security Agreement with Nomura

On April 7, 2016, Altisource Residential Corporation (the “Company”), acting through its subsidiaries, amended and extended the terms of its loan and security agreement with Nomura Corporate Funding Americas, LLC (the “Lender”) through the entry into an Amended and Restated Loan and Security Agreement (the “Amended and Restated Loan Agreement”).

Under the Amended and Restated Loan Agreement, the Company and the Lender:

•	extended the termination date of the facility for an additional year to April 6, 2017; and

•	increased the facility size from $200.0 million to $250.0 million.

Prior to the entry into the Amended and Restated Loan Agreement, an aggregate of approximately $188.3 million was outstanding under the original loan and security agreement between the Company and the Lender (the “Original Facility”).

The obligations of the Company’s subsidiaries under the Amended and Restated Loan Agreement continue to be fully guaranteed by the Company pursuant to the original Guaranty (the “Guaranty”) made by the Company in favor of the Lender with respect to the Original Facility.

Other than as described above, the amended loan facility remains substantially the same as the Original Facility.

The disclosures herein regarding the Amended and Restated Loan Agreement do not purport to be complete and are qualified in their entirety to the full text of the Amended and Restated Loan Agreement, which is filed herewith as Exhibit 10.1.

The disclosures herein regarding the Original Facility and the continuing Guaranty do not purport to be complete and are qualified in their entirety by the full text of the original loan and security agreement and Guaranty, which were filed as Exhibits 10.1 and 10.2 to the Company’s Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 7, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Loan and Security Agreement dated April 7, 2016

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation

April 13, 2016	By:	/s/ Stephen H. Gray
Stephen H. Gray
Chief Administrative Officer